                                                                    NEWS RELEASE


Contact:  Paul S. Feeley                                For Release: Immediately
          Senior Vice President, Treasurer &
           Chief Financial Officer
           (617) 628-4000

                     CENTRAL BANCORP, INC. REPORTS FINANCIAL
                   RESULTS FOR THE THREE AND NINE MONTHS ENDED
                                DECEMBER 31, 2009

        SOMERVILLE, MASSACHUSETTS, January 29, 2010 - Central Bancorp, Inc. (NASDAQ Global MarketSM:CEBK) (the "Company") today reported that its net income for the quarter ended December 31, 2009 totaled $366 thousand, or $0.14 per diluted share, as compared to net income of $3.9 million, or $2.76 per diluted share, for the comparable prior year quarter. The Company's net income for the nine months ended December 31, 2009 was $1.3 million, or $0.54 per diluted share, as compared to net loss of $5.1 million, or $3.73 per diluted share, for the corresponding period in 2008. The financial results for both 2008 periods were significantly impacted by the September 2008 conservatorship of the Federal National Mortgage Association ("Fannie Mae") and Federal Home Loan Mortgage Corporation ("Freddie Mac") that resulted in a $9.4 million impairment of the value of the Company's investment in the preferred stock of those companies. No tax benefit was recorded during the quarter ended September 2008 in connection with the impairment charge as the losses were initially considered capital losses and there were insufficient capital gains to offset such losses. However, during the subsequent quarter ended December 31, 2008, the Company recognized a tax benefit of approximately $3.5 million on the Fannie Mae and Freddie Mac impairment charges due to the October 3, 2008 enactment of the Emergency Economic Stabilization Act of 2008, which permitted the Company to treat losses incurred on the Fannie Mae and Freddie Mac preferred stock as ordinary losses for federal income tax purposes.


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Central Bancorp, Inc.
Page 2 of 8


        Pre-tax income for the quarter ended December 31, 2009 totaled $673 thousand, which represents an increase of $117 thousand or 21.0% when compared to pre-tax income of $556 thousand for the comparable quarter of 2008. Net interest and dividend income totaled $4.4 million during the quarter ended December 31, 2009 compared to $3.9 million during the quarter ended December 31, 2008. Interest income totaled $7.1 million during the quarter ended December 31, 2009, which represents a decrease of $330 thousand as compared to interest income of $7.4 million during the quarter ended December 31, 2008. This decrease in interest income was largely offset by a $792 thousand decrease in interest expense, which totaled $2.7 million during the quarter ended December 31, 2009 compared to $3.5 million during the quarter ended December 31, 2008. The aforementioned comparative decreases in interest income and interest expense are attributable to the following net interest rate spread and net interest margin discussion as follows. The net interest rate spread and the net interest margin were 3.06% and 3.35%, respectively, for the quarter ended December 31, 2009 compared to 2.71% and 3.01%, respectively, for the quarter ended December 31, 2008, with the changes in these ratios resulting from rate and volume changes as follows. The cost of funds decreased by 64 basis points mainly due to a general decline in interest rates and aggressive liability management. During the quarter ended December 31, 2009, the yield on interest-earning assets declined by 29 basis points primarily due to a 149 basis point decrease in interest income on investments and a 20 basis point reduction in the yield on mortgage loans. The reduced yield on investments during the quarter ended December 31, 2009 was primarily due to the combined effect of: (1) a change in the mix of investment securities due to management's strategic decision to purchase U. S. Government-guaranteed Ginnie Mae mortgage-backed securities with the proceeds of certain maturing, higher-risk investments; and (2) a reduction of $54 thousand in FHLB stock dividends due to the FHLB of Boston's elimination of its dividend in February 2009. The reduced yield on mortgage loans was due to a change in the mix of this portfolio to residential loans from commercial real estate and construction loans as management de-emphasized these types of lending as a result of the current market environment.

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Central Bancorp, Inc.
Page 3 of 8

         The provision for loan losses for the quarter ended December 31, 2009 totaled $100 thousand compared to a provision for loan losses of $0 during the quarter ended December 31, 2008. The Company provides for loan losses in order to maintain the allowance for loan losses at a level that management estimates is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio. In determining the appropriate level of the allowance for loan losses, the Company considers, among other things, past and anticipated loss experience, evaluations of underlying collateral, prevailing economic conditions, changes in staff depth and experience, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans. Management evaluates the level of the loan loss reserve on a regular basis and considered the allowance for loan losses to be adequate during the quarter ended December 31, 2009. However, management's ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in economic market area conditions, regulatory considerations, or other factors.

         Non-interest income decreased by $53 thousand from $432 thousand during the quarter ended December 31, 2008 to $379 thousand during the quarter ended December 31, 2009. The aforementioned decrease was primarily the result of loss on write-downs on investment securities totaling $81 thousand during the quarter ended December 31, 2009 compared to $0 during the quarter ended December 31, 2008, partially offset by gains on the sale of loans which increased from $30 thousand during the quarter ended December 31, 2008 to $63 thousand during the quarter ended December 31, 2009 due to increased loan origination and sale activity during the 2009 period.

         Non-interest expenses increased by $192 thousand to $4.0 million during the quarter ended December 31, 2009 as compared to $3.8 million during the quarter ended December 31, 2008. Items primarily contributing to this net increase were a $473 thousand increase in FDIC insurance premium expense, partially offset by decreases in foreclosure and collection expenses of $188 thousand, and marketing expenses of $88 thousand.

         The effective income tax rate for the quarter ended December 31, 2009 was 45.6%, which included a $93 thousand provision for income taxes due to a discrete item related to employee benefits. The benefit for income taxes of $3.4 million during the quarter ended December 31, 2008 was primarily the result of a tax benefit of approximately $3.5 million on Fannie Mae and Freddie Mac impairment losses recorded during the quarter ended September 30, 2008, as previously mentioned.

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Central Bancorp, Inc.
Page 4 of 8

         In addition to the losses relating to the Fannie Mae and Freddie Mac preferred stock, items primarily affecting the Company's earnings for the nine months ended December 31, 2009 when compared to the nine months ended December 31, 2008 were: an increase in net interest income of $372 thousand primarily resulting from an overall 50 basis point decrease in the cost of interest-bearing liabilities; a decrease in the provision for loan losses of $750 thousand primarily resulting from provisions for loan losses related to one borrower which totaled $1.1 million during the nine months ended December 31, 2008 and the absence of such a provision in the 2009 period; a decrease in net loss on sales and write-downs of other securities of $63 thousand; an increase in the gain on sale of loans of $199 thousand; and a decrease in other non-interest income of $98 thousand primarily due to a $35 thousand decrease in brokerage income and a $60 thousand loss on the sale of foreclosed property. Additionally, non-interest expenses increased by $385 thousand primarily due to a $926 thousand increase in FDIC insurance premiums, partially offset by decreases in salaries and benefits of $324 thousand, marketing expenses of $93 thousand, and occupancy expenses of $65 thousand.

         The net interest rate spread and the net interest margin improved from 2.66% and 3.00%, respectively, for the nine months ended December 31, 2008 to 2.82% and 3.12%, respectively, for the 2009 comparable period, primarily due to a 50 basis point reduction in the cost of funds, partially offset by a 34 basis point decrease in the average rate earned on interest-earning assets.

         Total assets were $558.4 million at December 31, 2009 compared to $575.8 million at March 31, 2009, a decrease of $17.4 million. Generally, during the nine month period, management utilized short-term investments and FHLB borrowings to fund loans, investment purchases and certain maturing deposits. Cash on hand decreased by $45 thousand, short-term investments decreased by $23.9 million, and investment securities increased by $2.6 million. Total loans increased by $6.9 million as commercial real estate loans decreased by $20.0 million and construction loans declined by $10.4 million as management de-emphasized these types of lending as a result of the current market environment. Residential and home equity loans increased by $38.6 million, from $190.7 million at March 31, 2009 to $229.3 million at December 31, 2009 due to management's increased emphasis on this type of lending. Commercial and industrial loans decreased from $4.8 million at March 31, 2009 to $3.8 million at December 31, 2009. Deposits decreased by $30.6 million due to a decrease in certificates of deposit of $40.1 million, partially offset by a net increase in core deposits of $9.5 million. To reduce excess short-term investments, management strategically did not renew certain maturing certificates of deposit which included $23.7 million of short-term municipal deposits. FHLB advances increased by $10.9 million to $155.5 million at December 31, 2009 from $144.6 million at March 31, 2009 as the Company strategically borrowed at favorable rates to meet current and projected cash flow needs.

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Central Bancorp, Inc.
Page 5 of 8


         The net increase in stockholders' equity from $40.2 million at March 31, 2009 to $43.6 million at December 31, 2009 is primarily the result of a $2.3 million decrease in accumulated other comprehensive income resulting from net increases in the market values of available for sale securities, and net income of $1.3 million.

         The Company's and the Bank's capital ratios at December 31, 2009 and March 31, 2009 were as follows:

                             ---------------------------------------------------
                                                                     REGULATORY
                                                                      THRESHOLD
                                                                      FOR WELL
                              December 31, 2009   March 31, 2009    CAPITALIZED
                             ------------------  ---------------   -------------

Central Bancorp:
Tier 1 Leverage                        8.84%            7.77%             5.0%
Tier 1 Risk-Based Ratio               13.26%           11.56%             6.0%
Total Risk-Based Ratio                14.04%           12.41%            10.0%

Central Co-operative Bank:
Tier 1 Leverage                        7.65%            6.61%             5.0%
Tier 1 Risk-Based Ratio               11.50%            9.84%             6.0%
Total Risk-Based Ratio                12.27%           10.69%            10.0%


         At December 31, 2009, non-performing assets totaled $5.1 million, or 0.92% of total assets, as compared to non-performing assets of $7.8 million, or 1.35% of total assets, at March 31, 2009. This decrease is primarily attributable to the sales of two parcels of residential other real estate owned which totaled $2.7 million. At December 31, 2009, other real estate owned totaled $77 thousand compared to a balance of $3.0 million at March 31, 2009. While bankruptcy filings continue to extend the time required to resolve some non-performing loans, management continues to work with borrowers and bankruptcy trustees to resolve these situations as soon as possible. Management currently believes that there are adequate reserves and collateral securing non-performing loans to cover losses that may result from these loans. However, management's ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in economic market area conditions, regulatory considerations, or other factors.

         Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.
                           (See accompanying tables.)

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Central Bancorp, Inc.
Page 6 of 8

         This press release, as well as other written communications made from time to time by Central Bancorp, Inc. and Central Co-operative Bank, and oral communications made from time to time by authorized officers of the Company and Bank, may contain statements relating to the future results of the Company (including certain projections, such as earnings projections, necessary tax provisions, and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements may be identified by the use of such words as "intend," "believe," "expect," "should," "planned," "estimated" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company's ability to predict future results is inherently uncertain and the Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. These factors include, among others, changes in market interest rates and general and regional economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Additional factors that may affect our results are discussed under "Item 1A Risk Factors" in the Company's Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website (www.sec.gov) and to which reference is hereby made. These factors should be considered in evaluating the forward-looking statements. Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of those documents. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Except to the extent required by applicable law or regulation, the Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.


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Central Bancorp, Inc.
Page 7 of 8

                                                          CENTRAL BANCORP, INC.
                                                      CONSOLIDATED OPERATING DATA
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                Three Months Ended      Nine Months Ended
                                                    December 31,          December 31,
                                            ----------------------------------------------
                                               2009        2008       2009          2008
                                            ---------------------  -----------------------
                                                 (Unaudited)             (Unaudited)
Net interest and dividend income            $ 4,377    $ 3,915      $ 12,410      $ 12,038
Provision for loan losses                       100         --           350         1,100
Net loss from sales or write-downs
  of investment securities other than
  FNMA or FHLMC                                 (81)        --           (81)         (144)
Net loss from write-downs
  of FNMA and FHLMC                              --         --            --        (9,394)
Gains on sales of loans                          63         30           244            45
Other non-interest income                       397        402         1,161         1,259
Non-interest expenses                         3,983      3,791        11,390        11,005
                                            -------    -------      --------      --------

  Income (loss) before taxes                    673        556         1,994        (8,301)
Provision (benefit) for income taxes            307      3,361           726        (3,153)
                                            -------    -------      --------      --------

  Net income (loss)                         $   366    $ 3,917      $  1,268      $ (5,148)
                                            =======    =======      ========      ========
Net income (loss) available to common
  shareholders                              $   213    $ 3,872      $    809      $ (5,193)
                                            =======    =======      ========      ========
Earnings (loss) per share:

  Basic                                     $  0.15    $  2.76      $   0.56      $ ( 3.73)
                                            =======    =======      ========      ========
  Diluted                                   $  0.14    $  2.76      $   0.54      $ ( 3.73)
                                            =======    =======      ========      ========

Weighted average number of shares
 outstanding:
  Basic                                       1,457      1,404         1,452         1,394
                                            =======    =======      ========      ========
  Diluted                                     1,512      1,404         1,487         1,394
                                            =======    =======      ========      ========
Outstanding shares, end of period             1,637      1,640         1,637         1,640
                                            =======    =======      ========      ========


                         CONSOLIDATED BALANCE SHEET DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            DECEMBER  MARCH 31,
                                              2009      2009
                                          ---------------------
                                               (Unaudited)
Total assets                               $558,411   $575,827
Short-term investments                       13,420     37,323
Total investments                            47,899     45,309
Total loans (1)                             470,811    463,878
Allowance for loan losses                     2,789      3,191
Other real estate owned                          77      2,986
Deposits                                    344,481    375,074
Borrowings                                  155,498    145,597
Subordinated debentures                      11,341     11,341
Stockholders' equity                         43,572     40,239
Book value per common share                   20.77      18.76
Book equity to assets                          7.80%      6.99%
Non-performing assets to total assets          0.92       1.35

(1) Includes loans held for sale of $3,212 and $3,208 at December 31, 2009 and March 31, 2009, respectively.

                            SELECTED FINANCIAL RATIOS

                                               Three Months Ended     Nine Months Ended
                                                    December 31,         December 31,
                                          ------------------------------------------------
                                               2009       2008       2009         2008
                                          ------------------------------------------------
                                                 (Unaudited)            (Unaudited)
Return on average assets                      0.27 %     2.90* %     0.30 %       (1.24)%
Return on average equity                      3.37      47.02*       3.99        (19.01)
Interest rate spread                          3.06       2.71        2.82          2.66
Net interest margin                           3.35       3.01        3.12          3.00

* Impacted by tax benefit from prior quarter transaction. See page one of press release for further information.